SCHEDULE I

                      TO THE DISTRIBUTION AND SERVICE PLAN

                                 CLASS G SHARES

                             DATED DECEMBER 11, 1998

                            OF THE VICTORY PORTFOLIOS

                          Amended as of August 17, 1999

        This Plan shall be adopted with respect to Class G Shares of the following Funds of The Victory Portfolios:

               Fund                                          Rate *

o       Gradison Government Reserves Fund                     0.20%
o       Ohio Municipal Bond Fund                              0.25%
o       Fund for Income                                       0.25%
o       Diversified Stock Fund                                0.50%
o       International Growth Fund                             0.50%
o       Established Value Fund                                0.50%
o       Small Company Opportunity Fund                        0.50%
o       Value Fund                                            0.50%
o       Growth Fund                                           0.50%
o       Special Value Fund                                    0.50%
o       Balanced Fund                                         0.50%
o       Convertible Securities Fund                           0.50%
o       Real Estate Investment Fund                           0.50%
o       Intermediate Income Fund                              0.25%
o       Investment Quality Bond Fund                          0.25%
o       National Municipal Bond Fund                          0.25%
o       New York Tax-Free Fund                                0.25%

        * Expressed as a percentage of the average daily net assets of each Fund attributed to its Class G Shares.